EXHIBIT 9(c)
                              CONSENT OF COUNSEL

GOODWIN PROCTER                Goodwin Procter LLP           T: 617.570.1000
                               Counsellors at Law            F: 617.523.1231
                               Exchange Place                goodwinprocter.com
                               Boston, MA 02109



July 31, 2001



USAA Investment Trust
USAA Building
9800 Fredericksburg Road
San Antonio, Texas 78288

Ladies and Gentlemen:

We hereby consent to the reference in Post-Effective Amendment No. 30 (the "Amendment") to the Registration Statement (No. 2-91069) on Form N-1A of USAA Investment Trust (the "Registrant") to (i) our opinion with respect to the legality of the shares of the Registrant representing interests in USAA
Balanced Strategy Fund, USAA Growth Strategy Fund and USAA Income Strategy Fund, which opinion was filed with Post-Effective Amendment No. 20 to the Registration Statement and (ii) our opinion with respect to the legality of the shares of the Registrant representing interests USAA Growth and Tax Strategy Fund, USAA Cornerstone Strategy Fund, USAA Emerging Markets Fund, USAA Precious Metals and Minerals Fund (formerly, the USAA Gold Fund), USAA International Fund, USAA World Growth Fund, USAA GNMA Trust and USAA Treasury Money Market Trust, which opinion was filed with Post-Effective Amendment No. 21 to the Registration Statement.

We also hereby consent to the reference to this firm in the Statement of Additional Information under the heading "General Information--Counsel," which forms a part of the Amendment, and to the filing of this consent as an exhibit to the Amendment.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP